Exhibit 99.2

Memorandum of Understanding
(An Informal Enforcement Action)

This Memorandum represents an agreement between the Board of Directors (Board) of West Bank, West Des Moines, Iowa (Bank), the Iowa Division of Banking (IDOB) and the Federal Deposit Insurance Corporation’s (FDIC) Kansas City Regional Office (Supervisory Authorities).  The Memorandum is designed to address concerns identified in the January 25, 2010 Report of Examination (Report) issued by the IDOB.

(1)	Loan Administration and Credit Underwriting

The Board will implement credit administration and underwriting practices to strengthen lending oversight and correct deficiencies detailed in the Report, including the Items Listed for Special Mention pages.  Specifically, such efforts should include, but are not limited to the following:

•	Develop consistent loan administration and documentation practices as it relates to construction and development lending.

•	Implement structured repayment plans on the Items Listed for Special Mention.

•
Obtain or correct the items listed as asset documentation exceptions on pages 21-24 in the Report and strengthen the Bank’s loan documentation procedures to ensure current and complete credit files are maintained.  If efforts to correct the exceptions are unsuccessful, the asset file will document the corrective efforts.

(2)	Risk Reduction Plans

Within 90 days, the Board will adopt plans to reduce the Bank’s risk in each asset or borrower with aggregate indebtedness equal to or exceeding $1,000,000 classified Substandard or Doubtful in the Report.  Progress toward meeting the plans will be reported to the Board monthly.  The plans will, at a minimum, require the bank to:

•	Include target dollar levels for each adversely classified asset within the next 6 and 12 months.

•	Review each borrower’s current financial condition, alternative repayment sources, and ability to refinance.

•	Provide and document valuations on pledged collateral and establish repayment programs.

•	Appraise and consider other action to improve the Bank’s position.

As used in this provision, the term “reduce” means (1) to collect, (2) to charge off, or (3) to improve the quality of an asset to warrant removal of any adverse classification.  A loan or extension of credit to the same borrower that is renewed is not considered collected.

(3)	Extension of Credit to Adversely Classified Borrowers

Without prior Board approval, the Bank will not extend, directly or indirectly, any additional credit to any borrower who has:

•	Nonledger debt.

•	Any loan classified Substandard, Doubtful, or Loss which is uncollected.

This paragraph does not prohibit the Bank from renewing, after collecting in cash all interest and fees due from a borrower, any credit already extended to the borrower.

The Board first must determine that the extension or renewal is in the best interest of the Bank.  The Board will record the determination and approval in the borrower’s credit file and the Board minutes.  A sub-committee of the Board, which will include at least one independent director, may perform this task in cases when the extension or renewal of credit involves a note of $500,000 or less provided there is a cash collection of all interest and fees due from the borrower and no new funds are being advanced.  The actions of this committee will be recorded in the borrower’s credit file and be reported to the full Board at the next regularly scheduled meeting.

(4)	Allowances for Loan and Lease Losses (ALLL)

The bank will maintain the ALLL at a level commensurate with the volume and degree of risk inherent in the loan portfolio.  The Board will review the appropriateness of the ALLL at least quarterly, ensuring the methodology conforms to applicable regulatory and accounting guidance and making provisions sufficient to assure the ALLL is maintained at an appropriate level.

(5)	Capital

The Bank will maintain the following minimum capital levels (as defined in Part 325 of the FDIC’s Rules and Regulations), after ensuring an appropriate ALLL:

•	Tier 1 capital (Tier 1 Leverage Capital) at least equal to 8 percent of total assets;

•	Total risk-based capital at least equal to 12 percent of total risk-weighted assets.

In the event either ratio falls below the established minimum, the Board will, within 30 days, develop and implement a written plan to achieve and maintain the aforementioned capital ratios.  The written plan shall be submitted to the Supervisory Authorities.

(6)	Dividends and Management Fees

The Board will not declare, and the Bank will not pay, any dividend for the purpose of funding common stock dividends to the shareholders of West Bancorporation, Inc. without prior written consent of the Supervisory Authorities.  This paragraph shall not prevent the Board from declaring and the Bank paying dividends to West Bancorporation, Inc. without prior regulatory approval for the following purposes and upon the following conditions:

•
Said dividends shall only be for the purposes of funding West Bancorporation, Inc.’s existing obligations under its TARP preferred stock and trust preferred securities and to pay its normal and ordinary expenses,

•	Said dividends must be funded by net income from the immediately preceding quarter, and

•	Said dividends can not be paid if that would cause the Bank to become in violation of any other provision of this Memorandum.

The Board will not declare, and the Bank will not pay, any management fees without prior written consent of the Supervisory Authorities.

(7)	Earnings Performance

Within 90 days, the Board will develop a comprehensive, written profit plan.  The plan will, at a minimum, include the following provisions:  (1) an operating plan for the next 12 months to improve Bank profitability; (2) specific strategies to accomplish the short-term goals under item (1); and (3) longer-term profit plans.

(8)	Strategic Planning

Within 180 days, the Board will develop a comprehensive, written strategic plan.  The plan will, at a minimum, include the following provisions:

•	Short-term goals to comply with this Memorandum and correct all regulatory criticisms.

•	An operating plan for the next 24 months to accomplish the short-term goals.

•	Long-term goals for growth, capital maintenance, profitability, and service to the community.

(9)	Violations of Laws and Regulations and Contraventions to Statement of Policy

Within 30 days, the Board will take all possible steps to correct the violations and contraventions listed in the Report.  The Board also will implement procedures to prevent future violations and contravention.

(10)	Progress Reports

Within 90 days, the Board will submit to the Supervisory Authorities a progress report detailing its progress toward complying with the above provisions.  In addition, the Board will submit quarterly progress reports thereafter, until the Supervisory Authorities notify the Bank that such reports are no longer necessary.

This Memorandum will remain in effect until terminated in writing by the Supervisory Authorities.

Dated:  April 28, 2010

/s/ Kurt R. Hagedorn	/s/ Thomas B. Gronstal

Kurt R. Hagedorn	Thomas B. Gronstal
Assistant Regional Director	Superintendent
Federal Deposit Insurance Corporation	Iowa Division of Banking

We, the undersigned directors of West Bank, West Des Moines, Iowa, acknowledge receipt and agree to the terms of this Memorandum.

/s/ Frank W. Berlin	/s/ Thomas A. Carlstrom
Frank W. Berlin	Thomas A. Carlstrom

/s/ Joyce A. Chapman	/s/ Douglas R. Gulling
Joyce A. Chapman	Douglas R. Gulling

/s/ Kaye R. Lozier	/s/ David R. Milligan
Kaye R. Lozier	David R. Milligan

/s/ George D. Milligan	/s/ David D. Nelson
George D. Milligan	David D. Nelson

/s/ James W. Noyce	/s/ Roberts G. Pulver
James W. Noyce	Robert G. Pulver

/s/ Jack G. Wahlig	/s/ Connie Wimer
Jack G. Wahlig	Connie Wimer

/s/ Brad L. Winterbottom
Brad L. Winterbottom